UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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IHOP CORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IHOP CORP.

April 16, 2007

Dear Fellow IHOP Shareholders:

Please join us at our annual meeting of shareholders on May 8, 2007, where we will ask you to vote on the election of three Class I directors and the ratification of the selection of our independent registered public accounting firm, Ernst & Young, LLP. The meeting will take place at our offices located at 450 N. Brand Boulevard, Glendale, California 91203.

In addition to the formal items of business at our Annual Meeting, we will review the major Company developments over the past year and share with you some of our plans for the future. You will have an opportunity to ask questions and express your views to the senior management of IHOP Corp. Members of the Board of Directors and representatives of Ernst & Young LLP, are expected to be present.

Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. You can vote your shares using the Internet or a toll-free telephone number, or by completing and returning the enclosed proxy card by mail. Instructions on each of these voting methods are outlined in the enclosed Proxy Statement. Please vote as soon as possible. The enclosed Proxy Statement is being first sent or given to shareholders on or about April 16, 2007.

We look forward to seeing you on May 8th.

Sincerely yours,

Julia A. Stewart
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 8, 2007

To the Shareholders of IHOP Corp.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Meeting” or the “Annual Meeting”) of IHOP Corp., a Delaware corporation (the “Company”), will be held at the Company’s offices located at 450 N. Brand Boulevard, Glendale, California 91203, on Tuesday, May 8, 2007, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

(1)   To elect three Class I directors;

(2)   To ratify the appointment of Ernst & Young LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2007; and

(3)   To transact such other business as may properly come before the Meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 12, 2007, the record date for the Meeting, are entitled to notice of, and to vote at, the Meeting and any adjournment thereof. A list of such shareholders will be available for examination at the principal executive offices of the Company located at 450 N. Brand Boulevard, Glendale, California 91203, at least ten days prior to the Meeting.

To assure that your interests will be represented, whether or not you plan to attend the Meeting, please complete, sign and date the accompanying proxy card and promptly return it in the pre-addressed envelope provided, which requires no postage if mailed in the United States, or you may vote your shares using the Internet or a toll-free telephone number. Instructions for voting using the Internet or by toll-free telephone number are included on the proxy card.

All shareholders are cordially invited to attend the Meeting in person. If you attend the Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

By Order of the Board of Directors,

Mark D. Weisberger
Secretary

April 16, 2007
Glendale, California

Voting on Matters before the Annual Meeting

Q:    What am I voting on?

A:     There are two items that shareholders are asked to vote on at the 2007 Annual Meeting:

Proposal 1:   Election of three Class I directors.

Proposal 2:   The ratification of the appointment of Ernst & Young LLP, as the Company’s independent public accountants for the year ending December 31, 2007.

Q:    Who is entitled to vote?

A:     Only shareholders of record at the close of business on March 12, 2007 (the “Record Date”), will be entitled to receive notice of, and to vote at, the Meeting. As of the Record Date, there were outstanding 17,444,995 shares of Common Stock, par value $.01 per share (the “Common Stock”), of the Company. Each shareholder of record is entitled to one vote for each share of Common Stock held by such holder and may vote such shares either in person or by proxy. The presence in person or by proxy of 8,722,498 shares of common stock will constitute a quorum at the Meeting.

Q:    How do I cast my vote?

A:     If you hold your shares as a registered shareholder, you can vote in person at the Annual Meeting or you can vote by mail, telephone or on the Internet.

If your stock is held through a broker or bank, you will receive voting instructions from your bank or broker describing how to vote your stock. The availability of telephone or Internet voting will depend upon the bank’s or broker’s voting processes.

Whichever method you use, each valid proxy received in time will be voted at the Annual Meeting by the persons named on the proxy card in accordance with your instructions. To ensure that your proxy is voted, it should be received by the close of business on May 4, 2007.

If you submit a proxy card without giving instructions, your shares will be voted as recommended by the Board of Directors.

Mellon Investor Services has been engaged as the independent inspector of election to tabulate shareholder votes at the Meeting.

Q:    How does the Board of Directors recommend voting?

A:     The Board of Directors recommends voting FOR Frank Edelstein, Caroline W. Nahas, and Gilbert T. Ray, to serve as Class I directors;

The Audit Committee of the Board of Directors recommends voting FOR ratification of the appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm.

Q:    How will my stock be voted on other business brought up at the Annual Meeting?

A:     By signing and submitting your proxy card or voting your shares using the Internet or the toll-free telephone number, you authorize the persons named on the proxy card to use their discretion in voting on any other matter brought before the Annual Meeting. The Company does not know of any other business to be considered at the Annual Meeting.

Q:    Can I change my vote or revoke my proxy?

A:     Yes. You can change your vote or revoke your proxy at any time before it is voted at the Annual Meeting by executing a later-voted proxy by telephone, mail or the Internet or by voting by ballot at the Meeting.

Q:    Will abstentions or broker non-votes affect the voting results?

A:     Assuming a quorum is present, directors will be elected by a plurality of the votes cast in the election of directors. Other matters submitted for shareholder approval will be decided by the vote of the holders of a majority of the stock represented and entitled to vote at the Meeting. Abstentions and broker non-votes will be counted and will have the same effect as “no” votes.

Q:    What is the date of distribution of this Proxy Statement and the proxies solicited hereby?

A:     We are sending this Proxy Statement and the proxies to our shareholders beginning on or about April 16, 2007.

Q:    Who will bear the costs of this proxy solicitation?

A:     The Board of Directors of the Company is soliciting your proxy for use at the Annual Meeting, and at any adjournment thereof. The Company will bear the cost of this proxy solicitation, including the reimbursement of banks and brokers for their reasonable expenses of sending out proxy materials to the beneficial owners of our common stock. In addition, officers of the Company may solicit proxies in person or by mail, telephone, e-mail or fax.

Where to Find More Information on IHOP Corp.

Documents Filed with the Securities and Exchange Commission (“SEC”)

•       This Proxy Statement is accompanied by the Company’s 2006 Annual Report, which includes the Company’s consolidated financial statements for the year ended December 31, 2006.

•       You can obtain any of the documents that we file with the SEC (including a copy of our 2006 Annual Report on Form 10-K) by contacting us or the SEC (see below for information on contacting the SEC). To obtain documents from us, please direct requests in writing or by telephone to:

IHOP Corp.
450 N. Brand Boulevard
Glendale, California 91203
Phone: (818) 240-6055
Attention: Corporate Secretary

We will send you the requested documents without charge, excluding exhibits. If you would like to request documents from us, including any documents we may subsequently file with the SEC prior to the Meeting, please do so by May 1, 2007, so that you will receive them before the Meeting. Alternatively, you may view these documents at the Investor Info section of our web site at http://www.ihop.com.

•       In addition, you may review reports, proxy statements and other information we have filed with the SEC through the SEC’s EDGAR web site (http://edgar.sec.gov) or these materials may be reviewed and copied at the SEC’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. You may call 1-800-732-0330 for further information on the Public Reference Room.

Additional Information

There are a number of other sources for additional information on IHOP Corp., including:

•       The New York Stock Exchange. Reports and other information on the Company can be reviewed at the office of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

•       The IHOP Corp. web site. Our web site at http://www.ihop.com provides ongoing information about the Company and its performance along with copies of the charters of our board committees, and our corporate governance guidelines and ethics policies. In addition, the Investor Info section of the web site includes links to the Company’s filings with the SEC and transcripts of investor conference calls with management. Please note that information contained on our web site does not constitute part of this Proxy Statement.

IMPORTANT NOTE:

You should rely only on the information contained in this Proxy Statement to vote on the proposals at the Annual Meeting. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement. This Proxy Statement is dated April 16, 2007. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and the mailing of this Proxy Statement to shareholders shall not create any implication to the contrary.

Security Ownership of Certain Beneficial Owners

The following table sets forth the only persons who, to the knowledge of management, owned beneficially on February 28, 2007, more than 5% of the outstanding shares of the Company’s Common Stock.

	Shares		Percent
Name and Address	Owned		of Class
Southeastern Asset Management, Inc.	3,467,100	(1)	20.9%
Longleaf Partners Small-Cap Fund,
and O. Mason Hawkins
Southeastern Asset Management, Inc.
6410 Poplar Avenue, Suite 900
Memphis, TN 38119
MSD Capital, L.P.	2,100,100	(2)	12.0%
MSD SBI, L.P
645 Fifth Avenue, 21st Floor
New York, New York 10022
Neuberger Berman, Inc.	1,534,588	(3)	8.8%
Neuberger Berman, LLC
Neuberger Berman Management, Inc.
Neuberger Berman Genesis Fund
605 Third Avenue
New York, New York 10158
Third Point LLC	1,250,000	(4)	7.2%
Daniel S. Loeb
390 Park Avenue
New York, NY 10022
Barclays Global Investors, NA	909,762	(5)	5.2%
Barclays Global Fund Advisors
45 Fremont Street
San Francisco, CA 94105
Barclays Global Investors, Ltd.
Murray House
1 Royal Mint Court
London, EC3N 4HH
Barclays Global Investors Japan Trust and Banking Company Limited
Ebisu Prime Square Tower 8th Floor
1-1-39 Hiroo Shibuya-Ku
Tokyo 150-0012 Japan
Barclays Global Investors Japan Limited
Ebisu Prime Square Tower 8th Floor
1-1-39 Hiroo Shibuya-Ku
Tokyo 150-8402 Japan

(1)          In Amendment No. 4 to a Schedule 13G, dated February 12, 2007, jointly filed by Southeastern Asset Management, Inc., Longleaf Partners Small-Cap Fund and Mr. O. Mason Hawkins, such persons report that, at December 31, 2006, Southeastern Asset Management, Inc. possessed sole power to vote or to direct the vote with respect to 287,000 of these shares, shared power to vote or to direct the vote with respect to 2,978,100 of these shares and no power to vote or direct the vote with respect to 202,000 of these shares, sole power to dispose or direct the disposition of 489,000 of these shares and shared power to dispose or direct the disposition of 2,978,100 of these shares; Longleaf Partners Small-Cap Fund possessed shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of 2,978,100 of these shares; and Mr. Hawkins possessed no power to vote or to direct the vote and no power to dispose or to direct the disposition of any of these shares.

(2)          In Amendment No. 1 to a Schedule 13G dated February 17, 2004, MSD Capital, L.P. and MSD SBI, L.P. jointly reported that, as of December 31, 2003, they possessed shared power to vote or direct the vote and shared power to dispose or direct the disposition of these shares.

(3)          In Amendment No. 2 to Schedule 13G dated February 13, 2007, Neuberger Berman, Inc., Neuberger Berman, LLC, Neuberger Berman Management, Inc. and Neuberger Berman Equity Funds jointly reported that, as of December 31, 2006, Neuberger Berman, Inc. and Neuberger Berman, LLC possessed sole power to vote or to direct the vote with respect to 2,600 of these shares, shared power to vote or direct the vote with respect to 1,204,400 of these shares, and shared power to dispose or to direct the disposition of all of these shares; Neuberger Berman Management Inc. possessed shared power to vote or direct the vote and shared power to dispose or to direct the disposition of 1,204,400 of these shares; and Neuberger Berman Equity Funds possessed shared power to vote or direct the vote and shared power to dispose or to direct the disposition of 1,181,200 of these shares.

(4)          In a Schedule 13D dated February 23, 2007,  Third Point, LLC and Daniel S. Loeb jointly reported that, as of February 23, 2007, they possessed shared power to vote or direct the vote and shared power to dispose or to direct the disposition of all of these shares.

(5)          In a Schedule 13G dated January 23, 2007, Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, and Barclays Global Investors Japan Limited jointly reported that, as of December 31, 2006, Barclays Global Investors, NA., possessed sole power to vote or direct the vote with respect to 349,129 of these shares and sole power to dispose or to direct the disposition with respect to 394,865 of these shares; Barclays Global Fund Advisors, possessed sole power to vote or direct the vote and sole power to dispose or to direct the disposition with respect to 504,905 of these shares; Barclays Global Investors, Ltd. possessed sole power to vote or direct the vote and sole power to dispose or to direct the disposition with respect to 9,992 of these shares; and Barclays Global Investors Japan Trust and Banking Company Limited and Barclays Global Investors Japan Limited possessed no power to vote or direct the vote and no power to dispose or to direct the disposition of any of these shares.

Security Ownership of Management and Directors

The following table shows the beneficial ownership, reported to the Company as of February 28, 2007, including shares as to which a right to acquire ownership exists (by the exercise of stock options) within the meaning of Rule 13-d3(d)(1) under the Securities Exchange Act of 1934, as amended, of each director, each nominee for election as director, each Named Executive and all directors and executive officers of the Company, as a group.

		Percent
Name and Address(1)	Shares Owned(2)(3)	of Class
H. Frederick Christie	46,734	*
Richard J. Dahl	22,734	*
Frank Edelstein	30,400	*
Michael S. Gordon	70,734	*
Larry Alan Kay	41,378	*
Caroline W. Nahas	36,734	*
Gilbert T. Ray	7,234	*
Patrick W. Rose	51,634	*
Julia A. Stewart	170,230	1.0%
Richard C. Celio	33,365	*
Thomas G. Conforti	52,349	*
Dennis R. Farrow	10,000	*
Mark D. Weisberger	30,934	*
All directors and executive officers as a group (15 persons)	613,597	3.4%

*                    Represents less than 1% of the outstanding Common Stock

(1)          The address for each of the directors and named executive officers is:

IHOP Corp.
450 N. Brand Boulevard
Glendale, California 91203

(2)          Subject to applicable community property laws and similar statutes.

(3)          Share amounts for each of the directors, each nominee for election as director, each Named Executive and for all directors and executive officers as a group include shares subject to options that are exercisable within 60 days of the date of this Proxy Statement, as follows:

Name	Shares
H. Frederick Christie	30,834
Richard J. Dahl	15,834
Frank Edelstein	12,500
Michael S. Gordon	30,834
Larry Alan Kay	18,334
Caroline W. Nahas	25,834
Gilbert T. Ray	834
Patrick W. Rose	30,834
Julia A. Stewart	106,667
Richard C. Celio	23,000
Thomas G. Conforti	48,334
Dennis R. Farrow	0
Mark D. Weisberger	22,334
All directors and executive officers as a group (15 persons)	202,002

Compliance with Section 16(a) of the Securities Exchange Act

The Company’s directors and executive officers and the beneficial holders of more than 10% of the Common Stock are required to file reports with the SEC of changes in their ownership of Company stock. Based on its review of such reports and other information furnished by the directors and executive officers, the Company believes that all such filing requirements were met during 2006.

Proposal 1. Election of Three Class I Directors

The Board of Directors of the Company is divided into three classes of directors. Class I directors currently serve until the Annual Meeting in 2007, Class II directors serve until the Annual Meeting in 2008 and Class III directors serve until the Annual Meeting in 2009 (in each case, until their respective successors are duly elected and qualified). At the Meeting, three Class I directors will be elected for three-year terms. Shares of Common Stock represented by the enclosed Proxy, if returned duly executed, or voted via the Internet or telephone, and unless instructions to the contrary are indicated thereon, will be voted for the nominees listed below.

The Board of Directors, upon recommendation of the Nominating Committee, has designated the three nominees listed below for election as directors of the Company for terms expiring in 2010. Your Proxy will be voted as specified thereon or, if no instructions are given, for the Board’s nominees; however, the persons designated to vote Proxies reserve full discretion to vote the Common Stock represented by the Proxies for the election of the remaining nominees and any substitute nominee or nominees designated by the Board of Directors in the event the nominee who would otherwise receive the votes is unavailable or unable to serve as a candidate for election as a director. The Board of Directors has no reason to believe that any of the nominees will be unavailable or unable to serve if elected.

Information Concerning Nominees and Members of the Board of Directors

Nominees—Terms to Expire 2010 (Class I)

Frank Edelstein (age 81). Mr. Edelstein has been a Director of the Company since 1987. He currently is an independent consultant. Mr. Edelstein served as a Vice President of Kelso & Company, Inc. from 1986 to March 1992. Prior to 1986, he served as Chairman and President of International Central Bank & Trust Company and CPI Pension Services, Inc., as well as Senior Vice President, Financial Services Group, at Continental Insurance Corporation. He also has held positions as Corporate Vice President, Automatic Data Processing, Inc. and Executive Vice President of Olivetti Corporation of America. Mr. Edelstein also is a Director of Ceradyne, Inc., and Arkansas Best Corporation.

Gilbert T. Ray (age 62). Mr. Ray became a member of the Company’s board of directors in December 2004. He was a partner of the law firm of O’Melveny & Myers LLP until his retirement in 2000. Mr. Ray is a member of the boards of Advanced Auto Parts, Inc., Watson Wyatt Worldwide, DiamondRock Hospitality Company, Automobile Club of Southern California, and Sierra Monolithics, Inc. Mr. Ray is also a trustee of SunAmerica Series Trust, Seasons Series Trust, The John Randolph Haynes and Dora Haynes Foundation, and St. John’s Health Center Foundation.

Caroline W. Nahas (age 58). Ms. Nahas has served on the Company’s board of directors since 1992. She has held the position of Managing Director, Southern California, of Korn/Ferry International or similar positions since May 1998. She served as a member of the Executive Committee of Korn/Ferry International from December 1995 until August 1998. Ms. Nahas serves as a director of Whittier Holdings, Inc., UCLA Anderson School of Management-Board of Visitors, United Way of Greater Los Angeles, and the Los Angeles Chamber of Commerce.

Continuing Directors—Terms to Expire 2008 (Class II)

Michael S. Gordon (age 71). Mr. Gordon has served on the Company’s board of directors since 1987. On April 1, 2006, he assumed the position of Vice Chairman of First Q Capital LLC. He served as Chairman of StoneCreek Capital, Inc. (formerly The Gordon+Morris Group, Inc.) from 2002 until 2006. He served as Chairman or Co-Chairman of StoneCreek Capital, Inc. from 1992 to 2001. He is the Chairman of the Board of the Orange County Performing Arts Center and Delafoil, Inc., and was formerly the Chairman of the Pacific Symphony. He is a member of the boards of BSSI, Inc. and the Community Foundation of the Jewish Federation of Orange County.

Larry Alan Kay (age 60). Mr. Kay served as Chairman of the Company’s board of directors from January 2003 until May 2006. He has served on the Company’s board of directors since 1987. Mr. Kay has been a private consultant and investor since 1994. He served as Publisher, Fi: The Magazine of Music & Sound, and President and Chief Executive Officer of Fi, L.L.C. from October 1995 until May 1998. He serves as director of Design Center Solutions, Inc. dba Bridgeway Media Group and is an honorary board member of the New Century Chamber Orchestra.

Julia A. Stewart (age 51). Ms. Stewart has served on the Company’s board of directors since December 2001 and became its Chairman in May 2006. She has served as the Company’s Chief Executive Officer and President since May 2002 and had served as the Company’s President and Chief Operating Officer from December 2001 until May 2002. Ms. Stewart has served on the board of directors of Avery Dennison Corporation since January 2003. She is a board member of the boards of Elliot Leadership Institute, UCLA Anderson School of Management-Board of Visitors, and the Children’s Bureau. She is a trustee of the California Science Center Foundation.

Continuing Directors—Terms to Expire 2009 (Class III)

H. Frederick Christie (age 73). Mr. Christie has served on the Company’s board of directors since 1992. He is an independent consultant and has served on the boards of directors of Ducommun, Incorporated since 1985, Southwest Water Co. since 1995 and Valero L.P. from 2002 until July 2005. Beginning in 1972, he has served as a director or trustee of a number of mutual funds operated by Capital Research and Management Company (as of the date of this proxy statement, Mr. Christie serves as a director of 21 mutual funds managed by Capital Research and Management Company).

Richard J. Dahl (age 55). Mr. Dahl has served on the Company’s board of directors since February 2004. He currently serves on the Board of Directors and as President and Chief Operating Officer of Dole Food Company, Inc. From July of 2002 through July of 2004 Mr. Dahl served as Vice President, then Senior Vice President and Chief Financial Officer, of Dole Food Company, Inc. He was President and Chief Operating Officer of Pacific Century Financial Corporation (formerly known as Bancorp Hawaii, Inc.) from 1994 until 2002. He is a member of the boards of directors of Pacific Health Research Institute, United Fresh Produce Association, and the Ventura County Council of the Boy Scouts of America.

Patrick W. Rose (age 65). Mr. Rose has served on the Company’s board of directors since 1992. He is a private investor. Mr. Rose served as Chairman of the Board, President and Chief Executive Officer of Bumble Bee Seafoods, Inc. from June 1985 to August 1988. He served as Chairman of the Board, President and Chief Executive Officer of Van Camp Seafood, Inc., from March 1992 to August 1997. Since 2003, he has served on the board of directors of Birds Eye Foods, Inc. and as United States Commissioner to the Inter-American Tropical Tuna Commission.

Board of Directors and Corporate Governance

The Board of Directors is responsible for overseeing the direction, affairs and management of the Company.

The Company has implemented a number of changes to its corporate governance practices in response to the Sarbanes-Oxley Act of 2002 and the changes to the corporate governance listing standards of the New York Stock Exchange (“NYSE”).

The following highlights some of the corporate governance initiatives taken by the Board, in response to the Sarbanes-Oxley Act, the NYSE rules and otherwise:

Corporate Governance Principles.   The Company has adopted corporate governance principles. The Company’s corporate governance principles can be found on the Corporate Governance link of the Investor Info section of our website, http://www.ihop.com. In addition, printed copies of the Company’s corporate governance principles are available at no charge upon request from the Corporate Secretary, IHOP Corp., 450 N. Brand Boulevard, Glendale, CA 91203, (818) 240-6055.

Director Attendance at Annual Meetings.   All directors are expected to attend the Company’s Annual Meeting. All of the directors attended the Company’s 2006 Annual Meeting.

Independent Directors.   The NYSE rules require listed companies to have a board of directors with at least a majority of independent directors. The Company has now, and has had for many years, a majority of independent directors.

Under the NYSE rules, a director qualifies as “independent” upon the Board affirmatively determining that he or she has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). Based upon a review of the directors’ backgrounds and business activities, the Board has determined that directors H. Frederick Christie, Richard J. Dahl, Frank Edelstein, Michael S. Gordon, Larry Alan Kay, Caroline W. Nahas, Gilbert T. Ray, and Patrick W. Rose have no material relationship with the Company and therefore that they qualify as independent.

Board Committees.   Both the Sarbanes-Oxley Act and the NYSE rules require the Company to have an audit committee comprised solely of independent directors, and the NYSE rules also require the Company to have a compensation committee and a nominating and corporate governance committee, each of which is comprised solely of independent directors. The Company is in compliance with these requirements.

Under the Sarbanes-Oxley Act, members of an audit committee must have no affiliation with the Company, other than their Board seat, and receive no compensation in a capacity other than as a director and committee member. Every member of the Company’s Audit Committee meets this independence standard.

The charters of all three of the Company’s Board Committees can be found on the Corporate Governance portion of the Investor Info section of our website, http://www.ihop.com and are also available at no charge upon written request to the Corporate Secretary, IHOP Corp., 450 N. Brand Boulevard, Glendale, CA 91203.

Audit Committee Financial Experts.   Rules promulgated by the SEC under the Sarbanes-Oxley Act require the Company to disclose annually whether our Audit Committee has one or more “audit committee financial experts,” as defined by the SEC. The Board has determined that Mr. Dahl qualifies as an audit committee financial expert and is independent, as defined in the NYSE rules.

Code of Ethics for Chief Executive and Senior Financial Officers.   The Board has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer and principal accounting officer, as required by the SEC. The Code of Ethics for the Chief Executive Officer and Senior Financial Officers can be found on the Corporate Governance portion of the Investor Info section of our website, http://www.ihop.com, and is also available at no charge upon written request to the Corporate Secretary, IHOP Corp., 450 N. Brand Boulevard, Glendale, CA 91203.

Policies on Business Conduct.   The Board has adopted a code of business conduct and ethics for directors, officers and employees. IHOP Corp.’s Policies on Business Conduct can be found on the Corporate Governance portion of the Investor Info section of our website, http://www.ihop.com and are also available at no charge upon written request to the Corporate Secretary, IHOP Corp., 450 N. Brand Boulevard, Glendale, CA 91203-2306.

Non-Management Directors.   The NYSE rules require that the non-management directors of a listed company meet periodically in executive sessions. The Company’s non-management directors meet separately at each regular meeting of the Board and most committee meetings. The Lead Director, Larry Alan Kay, is not a member of management and presides during executive sessions of the Board.

Interested parties may express their concerns to the Company’s non-management directors by contacting the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, IHOP Corp., 450 North Brand Boulevard, Glendale, California 91203. The Corporate Secretary will relay all such correspondence to the Chairman of the Nominating and Corporate Governance Committee.

Communications with the Board.   Shareholders may communicate with the Board of Directors, care of the Corporate Secretary, IHOP Corp., 450 N. Brand Boulevard, Glendale, California 91203. The Corporate Secretary will relay all such correspondence to the entire Board of Directors.

Senior Management Evaluation.   In consultation with the other independent directors, the Chairmen of the Compensation and the Nominating and Corporate Governance Committees annually evaluate the performance of the Company’s CEO.

Corporate Financial Ethics Hotline.   The Company has established a corporate financial ethics hotline to allow any employee to lodge a complaint, confidentially and anonymously, about any accounting, internal control or auditing matter that is of concern.

Board Retirement Policy.   In 2004, the Board resolved that effective with the 2005 Annual Meeting, no person may stand for election to serve as a member of the Company’s Board of Directors if he or she shall have reached his or her 76th birthday. Notwithstanding the foregoing, under special circumstances, upon the recommendation of the Nominating and Corporate Governance Committee, and upon the consent and approval of a majority of the Board, a person who has reached his or her 76th birthday may be permitted to run for a seat and serve on the Board.

At a meeting held in February 2007 in recognition of his valuable contributions as a member of the Board, upon recommendation of the Nominating and Corporate Governance Committee the Board unanimously voted to waive the Board Retirement Policy with respect to Frank Edelstein and resolved he be nominated to run as a Class I director (See “Proposal 1. Election of Three Class I Directors” above). Mr. Edelstein will be 81 years old on the date of the Annual Meeting.

Board Meetings and Attendance

Board Meetings (including telephonic conference calls) in 2006: 6 meetings.

Board Committees: Three standing committees: Audit, Compensation, and Nominating and Corporate Governance. See “Board Committees” for descriptions of the principal functions of the committees and their members.

Total Committee Meetings in 2006: 17 meetings.

2006 Attendance: Each director attended 75% or more of the total number of meetings held by the Board and all Committees on which he or she served.

Board Committees

Name of Committee and Membership	Principal Functions of the Committee	Meetings in 2006

Audit Committee Richard J. Dahl, Chairman Michael S. Gordon Larry Alan Kay	• Responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.	9

•   Reviews with management and the independent auditors the Company’s quarterly and annual financial statements and other financial disclosures, the adequacy of internal controls and major issues regarding accounting principles and practices, including any changes resulting from amendments to SEC or Financial Accounting Standards Board (“FASB”) rules.

	• Meets at each regular meeting with the Company’s director of internal audit and the independent auditors in separate executive sessions.
	• Reviews the performance of the Company’s independent auditors.
	• Prepares a report to shareholders included in the Company’s proxy statement for its annual meeting of shareholders.

Compensation Committee Frank Edelstein, Chairman Caroline W. Nahas Patrick W. Rose	• Oversees the Company’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive-compensation and equity-based plans.	5

•   Reviews at least annually the goals and objectives of the Company’s executive compensation plans, and amends, or recommends that the Board amend, these goals and objectives if the Committee deems it appropriate.

•   Evaluates annually the performance of the CEO and other executive officers in light of the goals and objectives of the Company’s executive compensation plans, and either as a committee or, together with the other independent directors, determines and approves the CEO’s compensation based on this evaluation and makes recommendations to the Board with respect to the compensation of the other executive officers.

	• Evaluates annually the appropriate level of compensation for Board and Committee service by non-employee members of the Board.
	• Prepares a report on executive compensation to be included in the Company’s proxy statement for its annual meeting of shareholders or its annual report on Form 10-K.

Nominating and Corporate Governance Committee H. Frederick Christie,	• Identifies and recommends to the Board individuals qualified to serve as directors of the Company and on committees of the Board.	3
Chairman Michael S. Gordon	• Advises the Board with respect to the Board composition, procedures and committees.
Gilbert T. Ray Patrick W. Rose	• Develops and recommends to the Board a set of corporate governance principles applicable to the Company.
	• Oversees the evaluation of the Board and the Company’s management.

Director’s Compensation

Director’s Compensation is paid only to non-employee Directors (See also discussion and chart under “Director Compensation” on page [31]).

Annual Retainers:
Lead Director:	$65,000
Audit Committee Chair:	$45,000
Compensation Committee Chair:	$42,500
Nominating and Corporate Governance Committee Chair:	$40,000
Regular Directors:	$35,000
Committee Meeting Fees:	$1,000 per Committee meeting attended, including telephonic meetings (with no additional payment when more than one meeting is attended on the same day).
Expenses:	Reasonable expenses are reimbursed for attendance at Board and Committee meetings and other Company events.
Stock Options:

Non-employee directors are eligible to participate in the 2005 Stock Incentive Plan for Non-Employee Directors (the “2005 Plan”) if approved by the shareholders at the Annual Meeting. Under the 2005 Plan, non-employee directors may receive periodic grants of stock options and/or restricted stock. In 2006, each of the directors received 1,200 shares of restricted stock.

Executive Officers of the Company

The following table sets forth certain information with respect to each person who is an executive officer of the Company:

Executive Officer	Age	Position and Offices with the Company
Julia A. Stewart	51	Director, Chief Executive Officer and President
Richard C. Celio	56	Vice President, Franchise Development
Thomas G. Conforti	48	Chief Financial Officer
Dennis R. Farrow	44	Chief Operating Officer
Carolyn P. O’Keefe	50	Chief Marketing Officer
Mark D. Weisberger	51	Vice President, Legal, Secretary and General Counsel

Executive officers of the Company are appointed by the Board of Directors and serve at the Board’s discretion.

See “Information concerning Nominees and Members of the Board of Directors” above for additional information concerning Ms. Stewart.

Mr. Celio served as Vice President, Development from March 1997 until June 2003 at which point he assumed the position of Vice President, Franchise Development.

Mr. Conforti was elected Chief Financial Officer in December 2002. He served as Chief Financial Officer of KB Home from March 2001 to June 2001. He served as President and Chief Operating Officer of eMind.Com LLC from March 2000 to March 2001. Mr. Conforti served as a member of the board of directors of eMind.Com LLC from March 2000 until May 2005. He served as Executive Vice President of Operations and Chief Financial Officer from April 1999 to March 2000, as Executive Vice President, Global Licensing from May 1998 to June 1999 and as Executive Vice President and Chief Financial Officer from July 1997 to April 1998 of the Consumer Products Division of The Walt Disney Company.

Ms. O’Keefe was named Chief Marketing Officer on September 1, 2004. From February, 1998 to May, 2003 she served as Vice President Retail Concept of Allied Domecq QSR/Baskin Robbins. From June, 2003 to August, 2004 she was self-employed as a marketing consultant.

Mr. Farrow was named Chief Operating Officer on September 5, 2006. From May 2001 until September 2006 Mr. Farrow served as Senior Vice President, Operations, Midwest of Wendy’s International, Inc.

Mr. Weisberger has served as Vice President, Legal, Secretary and General Counsel since January 1994.

Employment Agreements

Each of the executive officers is a party to an employment agreement with the Company on forms of agreement which are substantially similar, except that in the cases of Mr. Conforti and Mr. Farrow the terms of their employment agreements are reflected in letter agreements which contemplate the execution of formal employment agreement similar in form and substance to those with other executive officers. The agreements provide for base salaries, participation in a bonus program, car allowances, and certain other perquisites and benefit programs available to other employees. The agreements provide that the Board of Directors may, at its discretion, increase any executive officer’s base salary during the term of such officer’s employment agreement. The executive officers received upon hiring incentive grants of stock options, and in the case of Mr. Celio, stock options and an award of restricted stock. The employment agreements generally call for initial employment terms of two years and provide for automatic successive one-year extensions unless the Company or the officer gives notice to the contrary more than 90 days prior to the expiration of the then current term of the agreement.

Ms. Stewart’s employment agreement provides that the Company extend to her an interest free personal loan in the amount of $600,000. The personal loan is forgiven in increments of $100,000 annually, commencing on December 31, 2002 and would automatically be forgiven upon a change in control or in the event of her termination by the Company for any reason other than for cause. The agreement further provides that if Ms. Stewart is terminated for cause or terminates her employment other than in a voluntary termination, she agrees to repay any amount outstanding on such loan within 60 days of such termination.

In the event of a change in control of the Company, the employment periods of Ms. Stewart and the other executive officers will automatically be extended, for two years from the date of such change in control. See “Potential Payments upon Termination or Change in Control” on pages 28-31 for a description of the severance payment provisions of the employment agreements.

Nominating and Corporate Governance Committee

Our Nominating and Governance Committee (the “Nominating Committee”) is comprised of four independent directors: H. Frederick Christie (Chairman), Michael S. Gordon, Gilbert T. Ray and Patrick W. Rose. The Nominating Committee operates under a written charter adopted by the Board of Directors, which can be found in the Corporate Governance portion of the Investor Info section of our corporate web site, http://www.ihop.com, and is also available at no charge upon written request to Corporate Secretary, IHOP Corp., 450 N. Brand Blvd., Glendale, CA 91401. The chart set forth in “Board Committees” describes some of the principal functions of the Committee under its charter.

The Nominating Committee will consider director candidates recommended by shareholders. Shareholders wishing to recommend director candidates for consideration by the Nominating Committee may do so by writing to the Corporate Secretary, giving the recommended nominee’s name, biographical data and qualifications, accompanied by the written consent of the recommended nominee.

Consistent with its charter, the Nominating Committee considers various criteria in Board candidates, including, among others, experience, interpersonal skills, expertise, diversity, personal and professional integrity, character, business judgment, business philosophy, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Nominating Committee considers appropriate in the context of the needs of the Board. The Nominating Committee also considers whether a potential nominee would satisfy the NYSE’s criteria of director “independence”; the NYSE’s “financial management expertise” standard; and the SEC’s definition of “audit committee financial expert”.

Whenever a vacancy exists on the Board due to expansion of the Board’s size or the resignation or retirement of an existing director, the Nominating Committee begins its process of identifying and evaluating potential director nominees. The Nominating Committee considers recommendations of management, shareholders and others. The Nominating Committee has sole authority to retain and terminate any search firm to be used to identify director candidates, including approving its fees and other retention terms.

The Nominating Committee conducted an evaluation and assessment of all of the sitting directors including those whose term expires in 2006, for purposes of determining whether to recommend them for nomination for re-election to the Board of Directors. After reviewing the assessment results, the Nominating Committee determined to recommend to the Board that Frank Edelstein, Gilbert T. Ray, and Caroline W. Nahas be nominated for re-election to the Board of Directors. The Board accepted the Nominating Committee’s recommendation and has nominated Frank Edelstein, Gilbert T. Ray, and Caroline W. Nahas for re-election.

The Nominating Committee did not receive any recommendations from shareholders proposing candidates for election to the Board at the 2006 Annual Meeting.

Compensation Discussion and Analysis

(a) General Philosophy Regarding Executive Compensation and Objectives

Throughout this Compensation Discussion and Analysis, the individuals who served as the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the other individuals included in the Summary Compensation Table on page 24 of this Proxy Statement, are sometimes referred to as the “Named Executives.”

The Company’s philosophy regarding compensation is based on several objectives, including: (i) linking the interests of the Named Executives with those of the Company’s shareholders; (ii) instilling an ownership culture throughout the Company and officer group; (iii) facilitating the attraction and retention of high caliber executive talent; (iv) paying for performance and (v) rewarding executives for achievement of both annual and longer-term Company financial and key operating goals. The Company’s compensation programs are designed to meet these objectives. We seek to tie each Named Executive’s performance-based compensation, to the extent feasible, directly to his or her contribution to the Company’s success in achieving its performance objectives.

The Company’s executive compensation program consists of three main components: (1) base annual salary, (2) annual cash bonus, and (3) long-term incentives in the form of restricted stock grants or other stock-based awards. The bonus and long-term incentives, in addition to annual merit increases, constitute the performance-based portion of the compensation program. The Named Executives’ compensation for 2006 reflected the commitment of the Compensation Committee (for purposes of this Compensation Discussion and Analysis the “Committee”) to coordinating compensation with Company and individual performance.

Our compensation strategy calls for the establishment of targets against a peer group for base salaries and for total direct compensation (i.e. base salaries, bonuses and long-term incentives) for each Named Executive. In general, base salaries are targeted at the median of the peer group companies. Total direct compensation for each Named Executive, which includes performance-based components, is structured so that if pre-determined annual and long-term performance objectives are met, total direct compensation would be at the 75th percentile for matching positions of the peer group companies. For the Chief Executive Officer, the Committee designs total compensation to reward company-wide performance by tying awards to earnings growth, cash flow generation and total shareholder returns as compared to the peer group companies. For the other Named Executives, in addition to the measures mentioned above, the

Committee also designs the annual bonus to reward the achievement of specific goals (“Individual Business Objectives”) within areas under the direct control of the relevant executives.

It has been the Committee’s general practice to review executive compensation at least annually. Decisions about annual salary increases, the approval of bonuses, the design of each year’s bonus plan, and the granting of awards of stock-based compensation are made after a series of meetings among the Committee, the Committee’s compensation consultant, and the CEO and Executive Director of Human Resources. They are generally finalized at a meeting of the Committee held in February of each year. Subsequently, the Committee’s decisions are presented in detail to the full Board of Directors for their review and ratification. In addition, the Committee may be called upon throughout the year to consider and approve compensation packages for new executives prior to hiring and to address other issues related to the compensation programs as they may arise.

(b) Role of the Compensation Committee and Management

The purposes of the Committee are generally to oversee the Company’s compensation and employee benefit plans and practices, including its executive and Board of Directors compensation plans and its incentive-compensation and equity-based plans; to review and discuss with management the Company’s compensation discussion and analysis (“CD&A”) and to prepare the Compensation Committee Report as required by the rules of the SEC.

The Committee’s major responsibilities with respect to executive and Board Member compensation include:

•       An annual review of the goals and objectives of the Company’s executive compensation plans, and if the Committee deems it appropriate, to recommend to the Board of Directors the adoption of, new executive compensation plans, or the amendment of existing, executive compensation plans.

•       The establishment of annual performance goals, and an evaluation of actual results against those goals, by the Chief Executive Officer in consideration of the goals and objectives of the Company’s executive compensation plans, and, either as a Committee or together with the other independent directors (as directed by the Board), to determine and approve the Chief Executive Officer’s compensation level based on this evaluation. In determining the total direct compensation of the Chief Executive Officer, the Committee considers all relevant factors, including the Company’s performance and relative stockholder return, the value of similar awards to chief executive officers of comparable companies, and the awards given to the Chief Executive Officer of the Corporation in past years. The Committee may discuss the Chief Executive Officer’s compensation with the Board if it chooses to do so.

•       To evaluate annually the performance of the Company’s other executive officers in light of the goals and objectives of the Company’s executive compensation plans, and either as a Committee or together with the other independent directors (as directed by the Board), determine and approve the compensation of such other executive officers.

•       To evaluate annually the appropriate level of compensation for Board and Committee service by non-employee directors.

•       To review perquisites or other personal benefits to the Company’s executive officers and directors and recommend any changes to the Board.

•       To approve the annual safe harbor contribution to the IHOP Corp. 401(k) plan.

In 2006, the Committee utilized the services of Semler/Brossy Consulting Group, LLC (“S/B”), an independent compensation consultant, to assist it in determining the overall executive compensation program.

(c) Compensation Benchmarking and Peer Groups

The Company uses different peer groups and studies for different benchmarking comparisons, including base salary levels, target annual bonuses, and competitive long-term grants of equity-based compensation, as follows:

For Named Executive compensation, the Committee, with the assistance of S/B, developed a peer group (the “Named Executive Peer Group”) consisting of restaurant companies that franchise at least 33% of their restaurants and whose system-wide sales ranged from 33% to 300% of the Company’s system-wide sales. Certain companies that otherwise met these criteria were excluded from the peer group because aspects of their business models differed significantly from the Company’s business model or circumstances suggested that their compensation practices might not be relevant benchmarks for regular, ongoing compensation practices. The peer group consists of the following companies: AFC Enterprises, Inc., Applebee’s International, Inc., Buffalo Wild Wings, Inc., Checkers Drive-In Restaurants, Inc., CKE Restaurants, Inc., Denny’s Corp., Domino’s Pizza Inc., Panera Bread Co., Papa Johns International, Inc., Red Robin Gourmet Burgers, Sonic Corp., and Triarc Companies, Inc.

One of the measures used to determine award payouts relating to performance shares under the Long Term Incentive Plan (“LTIP”), is the Company’s relative total shareholder return compared to the performance of the Value Line Restaurant Index.

(d) Allocation of Compensation

Consistent with the Committee’s objectives of linking executives’ interests with those of the Company’s shareholders and instilling an ownership culture throughout the Company, the largest element of total direct compensation for each of the Named Executives was performance-based, including annual bonuses paid in cash, awards of restricted stock, and awards of performance shares under the LTIP, which incorporate payments of both stock and cash.

(e) Annual Base Salaries

In setting base annual salaries, the Committee considered benchmarking data derived from a review of the proxy statement disclosures of the Named Executive Peer Group, data from general and restaurant industry compensation surveys, recommendations from S/B and, in the case of the Named Executives other than Ms. Stewart, CEO recommendations and assessments of the individual Named Executives’ performance. In determining Ms. Stewart’s base salary the Committee made an assessment of Ms. Stewart’s performance as CEO in light of the performance of the Company as a whole as well as pre-determined business objectives set by the CEO and approved by the Committee. Another significant factor in determining the amount of her raise was the Committee’s determination that her base salary be set at approximately the median of the Named Executive Peer Group. Effective April 1, 2006, Ms. Stewart’s base salary was increased from $617,500 to $635,000 or approximately 2.8%.

The Committee’s decisions about salary increases for the other Named Executives were based in part on the CEO’s assessment of their respective job performance and potential future contributions to the Company coupled with the Committee’s determination to keep base annual salary increases at flat to minimum levels. Another significant factor in determining the amount of the raises for the Named Executives was the Committee’s determination that their base salaries be set at approximately the median of the executives holding comparable positions with the Named Executive Peer Group. For the Named Executives other than the CEO, 2006 salary increases ranged from approximately 2.19% to approximately 2.9%.

(f) Performance-Based Compensation

1. Annual Bonus

Pursuant to the IHOP Corp. Executive Incentive Plan (the “Incentive Plan”), the amount of any bonus is targeted as a percentage of salary. The target amount for the CEO for 2006 was 75% of her base salary. The target amounts for the Chief Marketing Officer and Chief Financial Officer for 2006 were 50% of base salary, and the target amounts for 2006 for the other Named Executives of the Company, who are Vice Presidents, were 40% of base salary.

For all Named Executives, targeted bonus actually earned and paid out under the Incentive Plan is based on a formula that compares the Company’s actual earnings per share for the 2006 fiscal year (based on the budgeted number of shares outstanding) to a specified target earnings per share based on the Company’s operating budget as approved by the Board of Directors at the beginning of the year. The Incentive Plan provides for a minimum threshold of earnings per share performance before any bonus is payable. For the 2006 fiscal year, the earnings per share threshold for payment of a bonus was set at 97% of targeted earnings per share. At this threshold amount, participants would have been entitled to a bonus equal to 50% of their target bonus. In addition, the Incentive Plan allows for bonuses in excess of the target amount if actual earnings per share exceed the targeted earnings per share. The portion of each bonus which is tied to earnings per share performance increases in 5% increments for each additional one cent ($.01) in actual earnings per share over the target amount.

The formula for determining Ms. Stewart’s bonus was based solely on the Company’s actual earnings per share versus targeted earnings per share. The bonus formulas for the other Named Executives were allocated between individual performances on certain pre-defined Individual Business Objectives (30%) and actual earnings per share versus the targeted earnings per share amount (70%).

The Company’s earnings per share for 2006 exceeded the earnings per share target and, as a result, the earnings per share performance portions of the bonuses were paid out at 150%. Accordingly, the bonus paid to Ms. Stewart for 2006 was $714,375 (i.e. 150% of her bonus target of $476,250).

The portions of the bonuses relating to Individual Business Objectives for the Named Executives were paid at percentages ranging from about 88% to 100% of their respective bonus targets. Similar to Ms. Stewart, the portions of the bonuses for the other Named Executives relating to the Company’s earnings per share performance were paid out at 150%.

The table below provides information regarding the threshold, target and actual bonus paid to the Named Executives other than Mr. Farrow for 2006. Because Mr. Farrow was hired late in 2006 he did not participate in the Executive Incentive Plan. He received a bonus of $120,000 in February 2007 for services performed in 2006 pursuant to his employment agreement.

Name	Threshold Bonus ($)	Target Bonus ($)	Actual Bonus Paid ($)
Julia A. Stewart	238,125	476,250	714,375
Richard C. Celio	60,000	120,000	160,920
Thomas G. Conforti	92,500	185,000	249,752
Mark D. Weisberger	57,000	114,000	188,106

2. Long-Term Incentives.

The Named Executives participate in the IHOP Corp. 2001 Stock Incentive Plan (the “2001 Plan”) which is aimed at promoting the acquisition and ownership of the Company’s stock by executives and other Company employees. Under the 2001 Plan, the Committee may grant stock options, restricted stock, performance shares or other stock based incentives.

Annual Restricted Stock Grants

Prior to 2006, the Committee typically granted non-qualified stock options to its executives. In light of the Board’s adoption of stock ownership guidelines for the Company’s executives in 2005 and a general practice by many of the Company’s executives of exercising options and selling the underlying shares rather than holding them, the Committee determined that it would be in the interests of the Company and its shareholders to begin granting restricted stock to executives and other employees rather than options.

In 2006, the Committee granted each of the Named Executives restricted stock, subject to a three-year restriction period. The number of shares of restricted stock awarded to each of the Named Executives was, in part, intended to have approximately the same impact on the Company’s net income as stock option awards in prior years (assuming that the Company had been incurring compensation expense associated with option grants). In addition, the Committee considered a range of other factors in setting the number of shares to be awarded to the Named Executives, including assessments of their individual performance and the potential contribution that each could be expected to make in the future, the Named Executives targeted total direct compensation, and the size of awards provided to others holding similar positions in the Named Executives Peer Group.

3. Long Term Incentive Plan

Beginning in 2004, the Committee adopted the LTIP. The objective of this program is to focus management attention on the longer term growth and cash generation objectives of the Company and to reward participants for achieving specific three-year goals. The Named Executives are eligible to earn incentive awards payable one-half in Company stock and one-half in cash based on the achievement of pre-determined goals over a three-year period.

Each of the Named Executives received an award under the LTIP in 2006. The Committee established a targeted number of shares for each Named Executive. The goals for this three year LTIP cycle relate to the generation of specified levels of Cash from Operations and the performance of the Company on a measure of Total Return to Shareholders as compared to the Value Line Restaurant Index. Depending upon the performance of the Company against these measures over the three year cycle, it is possible for the recipients to receive cash and stock with a total value ranging from 0% to 150% of the targeted number of shares for each Named Executive.

4. Stock Ownership Guidelines

The Board of Directors has adopted share ownership guidelines for the Named Executives and other executives. The guidelines are intended to further the Committee’s objectives of linking executives’ interests with those of the Company’s shareholders. The guidelines call for Ms. Stewart to accumulate a minimum of 50,000 shares, Mr. Conforti and Mr. Farrow to accumulate a minimum of 15,000 shares, and Mr. Celio and Mr. Weisberger to accumulate a minimum of 8,000 shares over a 5 year period beginning in 2005. The types and amounts of stock-based awards are intended, in part, to facilitate the accumulation of sufficient stock by the Company’s executives to allow them to meet the stock ownership guidelines.

The Committee annually reviews each Named Executive’s progress towards meeting the stock ownership guidelines. The Committee has informed the executives that it may reduce or choose not to grant future awards to any executives who fail to make reasonable progress towards meeting the stock ownership goals in the specified time period.

5. Employment Agreements and Change of Control Provisions

Each of the Named Executives is a party to an employment agreement with the Company on forms of agreement which are substantially similar except, that in the case of Mr. Conforti and Mr. Farrow, the terms of their employment arrangements are reflected in letter agreements which contemplate the execution of a formal employment agreement similar in form and substance to those with the other Named Executives. The employment agreements generally provide for base salaries, participation in a bonus program, car allowances, and certain other perquisites as well as benefit programs available to other employees. The agreements provide that the Board of Directors may, at its discretion, increase the executive’s base salary during the term of the employment agreement. The employment agreements generally call for initial employment terms of two years and provide for automatic successive one-year extensions unless the Company or the executive gives notice to the contrary more than 90 days prior to the expiration of the then current term of the agreement.

In the event of a change in control of the Company, the employment periods for the Named Executives will automatically be extended, for two years from the date of such change in control. At any time following a change in control, the Named Executive may terminate his or her employment for “Good Reason.”

For purposes of all the employment agreements, “Good Reason” means the occurrence (without the executive’s express written consent) of any material breach of the employment agreement, including

•       the assignment to the Named Executive of any duties inconsistent with his/her status as a senior executive of the Company or a substantially adverse alteration in the nature or status of his/her responsibilities from those in effect immediately prior to a Change in Control;

•       a reduction by the Company in the Named Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time;

•       the relocation of the Company’s principal offices to a location outside Southern California or the Company’s requiring the Named Executive to be based anywhere other than the Company’s principal executive offices, except for required travel on the Company’s business to an extent substantially consistent with his/her normal business travel obligations;

•       the failure by the Company to pay to the Named Executive any portion of current compensation, or to pay any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven days of the date such compensation is due;

•       the failure by the Company to continue in effect any compensation plan in which the Named Executive participates immediately prior to the Change in Control which is material to the Named Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Named Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Named Executive’s participation relative to other participants, as existed immediately prior to the Change in Control;

•       the failure by the Company to continue to provide the Named Executive with benefits substantially similar to those enjoyed by the Named Executive under any of the Company’s pension, life insurance, medical, health and accident, or disability plans in which the Named Executive was participating immediately prior to the Change in Control; or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Named Executive of any material fringe benefit enjoyed by the Named Executive immediately prior to the Change in Control;

•       any purported termination of the Named Executive’s employment which is not effected pursuant to a notice of termination satisfying the requirements of the employment agreement.

A “Change in Control” shall be deemed to have occurred if any one of the conditions following conditions occurs:

•       any “person” (as such term is used in Sections 14(d) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company; any trustee or other fiduciary holding securities under an employee benefit plan of the Company; or any Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

•       during any period of two consecutive years individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

•       the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

•       the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

Ms. Stewart’s employment agreement provides for severance payments and benefits if her employment is terminated under specified circumstances. In the event the termination is for a reason other than cause, death or disability, she would be entitled to all salary and bonus payments that would have been payable had she continued to be employed for a period of 12 months plus all other amounts to which she is entitled under any compensation plan of the company in cash in a lump sum no later than the 15th day following the date of termination. In addition, the Company would be required to provide her with life, disability, accident and health insurance benefits substantially similar to those which she and her covered family members are receiving immediately prior to termination for a period of 12 months.

In the event the termination is for Good Reason following a change in control, she would be entitled to all salary and bonus payments that would have been payable had she continued to be employed for a period of 24 months plus all other amounts to which she is entitled under any compensation plan of the Company in cash in a lump sum no later than the 15th day following the date of termination. In addition, the Company would be required to provide her with life, disability, accident and health insurance benefits substantially similar to those which she and her covered family members are receiving immediately prior to termination for a period of 24 months.

The severance provisions of the employment agreements for the remaining Named Executives are substantially identical to those of Ms. Stewart.

(g) Retirement Plans

IHOP Corp. 401(k) Plan

The Company maintains the IHOP Corp. 401(k) plan (the “401(k) Plan”) for the benefit of all qualifying employees, including the Named Executives. The 401(k) Plan is a tax-qualified retirement savings plan that permits employees to defer a portion of their income and cause it to be invested in a range of mutual funds. The IRS has set limits on the maximum amount that an employee may contribute to a 401(k) in any year. The participant contribution limit for 2006 was $15,000. The participant contribution limit for 2007 is $15,500. In addition, consistent with IRS regulations, the 401(k) Plan allows participants who will be 50 years old or older at any time during an applicable calendar to make “catch-up” contributions. The IRS limit on catch-up contributions for 2006 was $5,000 and will be the same amount for 2007.

The Company matches 100% of each participant’s contributions to the 401(k) Plan up to an amount equal to 3% of the participant’s eligible compensation (as defined under the 401(k) Plan). In addition, for the last several years the Company has made a “safe harbor” contribution equal to 3% of each participant’s eligible compensation. The safe harbor contributions satisfy certain Code requirements and eliminate the need for the 401(k) Plan to perform certain annual non-discrimination tests. Participants are 100% vested in the Company’s 401(k) matching and safe harbor contributions.

Deferred Compensation Plans

Named Executives are eligible to defer their base salaries, bonuses and certain stock-based compensation to the IHOP Corp. Deferred Compensation Plan for Deferrals after 2004, which is a non-qualified plan.  Deferrals are always 100% vested. This plan provides the Named Executives with a long-term capital accumulation opportunity. The Deferred Compensation plan provides a range of mutual funds as investment opportunities as well as Company stock. The Deferred Compensation plan is designed to comply with section 409A of the Internal Revenue Code. Certain Named Executives maintain account balances under a prior deferred compensation plan. This plan is further discussed at page [30].

(h) Perquisites

The Company provides Named Executives with perquisites to attract and retain senior executives. The Committee periodically reviews the perquisites provided to the Named Executives.

Annual Physical

Each Named Executive is required to have an annual physical provided at the Company’s cost. The results are confidential between the physician and the Named Executive.

Automobile Allowances

The Company pays each of the Named Executives an automobile allowance. The annual allowances for each of the Named Executives are: Ms. Stewart - $12,000, Mr. Farrow - $10,200, Mr. Conforti - $10,200, Mr. Celio - $8,400, and Mr. Weisberger - $8,400.

Airline Clubs

The Company reimburses each of the Named Executives for the cost of one airline club membership for their use when traveling.

Airline Travel

For business travel, each of the Named Executives may travel first or business class on domestic and international flights of durations in excess of two hours.

Supplemental Life Insurance

The Company pays the premiums for Supplemental Life Insurance for each of the Named Executives in addition to paying for life insurance for all eligible employees. Ms. Stewart’s policy provides for $1 million in supplemental life insurance and the policies for the other Named Executives provide for $500,000 in supplemental life insurance.

(i) Federal Income Tax Considerations and Accounting Matters

Deductibility of Certain Executive Compensation

Under Section 162(m) of the Code, certain income tax deductions may be limited to the extent total compensation for certain executives exceeds $1 million in any one year, except for compensation payments that qualify as “performance-based.”  To qualify as “performance-based,” compensation payments must be based solely upon the achievement of objective performance goals and made under a plan that is administered by the Committee. In addition, the material terms of the plan must be approved by the shareholders and the Committee must confirm that the performance goals were achieved before payments can be made. Certain of the Company’s compensation programs have been designed to conform with Section 162(m) of the Code and related regulations. It is the intent of the Company and the Committee to qualify, to the maximum extent possible, its executives’ compensation for deductibility under applicable tax laws, while recognizing that there may be situations in which compensation for certain executives in excess of the 162(m) limit may be warranted.

Deferred Compensation

The American Jobs Creation Act of 2004 changed certain tax rules which apply to non-qualified deferred compensation plans. Although the final regulations have not yet become effective, the Company believes it is in compliance with the statutory provisions that became effective January 1, 2005.

Accounting for Stock-Based Compensation

Beginning January 1, 2006, the Company began accounting for stock-based awards under Financial Accounting Standards Board Statement 123(R).

Report of the Compensation Committee

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THIS REPORT IS SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Frank Edelstein
Caroline W. Nahas
Patrick W. Rose

Compensation of Executive Officers

The following Summary Compensation Table and accompanying notes set forth information concerning compensation earned in the fiscal year ended December 31, 2006, by the Company’s Chief Executive Officer, Chief Financial Officer and its next three most highly compensated executive officers (the “Named Executives”).

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)		Total ($)
Julia A. Stewart	2006	630,625	714,375	3,225,600	1,237,650	204,823	(3)	6,013,073
Chairman & Chief Executive Officer
Richard C. Celio	2006	297,950	160,920	225,280	—	41,945	(4)	726,095
Vice President,
Franchise &
Development
Thomas G. Conforti	2006	368,127	249,752	194,560	—	56,175	(5)	868,614
Chief Financial Officer
Dennis R. Farrow	2006	122,356	120,000	469,300	—	102,036	(6)	813,692
Chief Operating Officer
Mark D. Weisberger	2006	283,233	188,106	128,000	340,851	37,810	(7)	978,000
Vice President, Legal,
Secretary & General
Counsel

(1)    Amounts reflect the aggregate grant date fair value of restricted stock awards granted on March 1, 2006 to each of the Named Executives other than Mr. Farrow.  Ms. Stewart received an award of 63,000 shares; Mr. Celio received an award of 4,400 shares; Mr. Conforti received an award of 3,800 shares, and Mr. Weisberger each received an award of 2,500 shares. On September 5, 2006, Mr. Farrow received a restricted stock award of 10,000 shares.

(2)    Amounts represent gains on the exercise of stock options.

(3)    All Other Compensation for Ms. Stewart includes the forgiveness, pursuant to the terms of her employment agreement with the Company, of $100,000 on a personal loan entered into in 2001 and imputed interest of $17,287.  It also includes a car allowance of $12,000, a contribution to the IHOP Corp. 401(k) Plan equal to $26,600, dividends on restricted shares equal to $47,250 and life insurance premiums on her supplemental life insurance policy in the amount of $1,686.

(4)    All Other Compensation for Mr. Celio includes a contribution to the IHOP Corp. 401(k) Plan equal to $26,600, dividends on restricted shares equal to $3,300, a car allowance of $8,400 and life insurance premiums on his supplemental life insurance policy in the amount of $3,645.

(5)    All Other Compensation for Mr. Conforti includes a contribution to the IHOP Corp. 401(k) Plan equal to $21,600, dividends on restricted shares equal to $2,850, premium payments for a supplemental health insurance policy equal to $20,311, a car allowance of $10,200 and life insurance premiums on his supplemental life insurance policy in the amount of $1,214.

(6)    All Other Compensation for Mr. Farrow includes dividends on restricted shares equal to $2,500, a relocation payment in the amount of $98,579 and life insurance premiums on her supplemental life insurance policy in the amount of $957.

(7)    All Other Compensation for Mr. Weisberger includes a contribution to the IHOP Corp. 401(k) Plan equal to $24,710, dividends on restricted shares equal to $1,875, a car allowance of $8,400 and life insurance premiums on his supplemental life insurance policy in the amount of $2,825.

Grants of Plan-Based Awards

The following table provides information with respect to the Named Executives concerning cash bonuses, grants of restricted stock and grants of performance shares during the year ended December 31, 2006.

		Estimated future payouts under non-equity incentive plan awards				Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or	All other option awards: number of securities underlying	Exercise or base price of option
Name	Grant Date	Threshold ($)	Target ($)	Maximum (1)($)		Threshold (2)($)	Target (2)($)	Maximum (2)($)	units (#)	options (#)	awards ($/Sh)
Julia A. Stewart	March 1, 2006	238,125	476,250	714,375		197,625	790,500	1,185,750	63,000	—	—
Richard C. Celio	March 1, 2006	60,000	120,000	160,920		65,875	263,500	395,250	4,400	—	—
Thomas G. Conforti	March 1, 2006	92,500	185,000	249,752		52,700	210,800	316,200	3,800	—	—
Dennis R. Farrow	September 5, 2006	(3)	(3)	120,000	(3)	65,875	263,500	395,250	10,000	—	—
Mark D. Weisberger	March 1, 2006	57,000	114,000	188,106		52,700	210,800	316,200	2,500	—	—

(1)    These amounts represent the bonuses earned for fiscal 2006 and paid to the Named Executives in February 2007.

(2)    These amounts represent the threshold, target and maximum share payouts under Cycle 3 of the LTIP multiplied by the closing price of IHOP Corp. common stock as of December 31, 2006. The LTIP provides that the actual payouts will be made one-half in stock and one-half in cash.

(3)    Mr. Farrow did not participate in the Long Term Incentive Plan. He was paid a bonus of $120,000 in February 2007 pursuant to the terms of his employment agreement for services performed in 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table provides summary information regarding the outstanding equity awards for the Named Executives at December 31, 2006.

	Option awards					Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercisd options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Julia A. Stewart	100,000	—		27.33	12/3/2011	13,000	(3)	685,100	15,000	(5)	790,500	(5)
	50,000	—		24.00	3/20/2013	50,000	(4)	2,635,000	15,000	(6)	790,500	(6)
	26,667	13,333	(1)	36.10	2/24/2014	—		—	15,000	(7)	790,500	(7)
	16,667	33,333	(2)	48.09	3/1/2015	—		—
Richard C. Celio	6,666	—		24.00	3/20/2013	4,400	(3)	231,800	4,000	(5)	210,800	(5)
	8,667	4,333	(1)	36.10	2/24/2014	—		—	4,000	(6)	210,800	(6)
	3,334	6,666	(2)	48.09	3/1/2015	—		—	4,000	(7)	210,800	(7)
Thomas G. Conforti	26,227	—		24.33	12/9/2012	3,800	(3)	200,260	5,000	(5)	263,500	(5)
	10,000	5,000	(1)	36.10	2/24/2014	—		—	5,000	(6)	263,500	(6)
	6,667	13,333	(2)	48.09	3/1/2015	—		—	5,000	(7)	263,500	(7)
Dennis R. Farrow	—	—		—	—	10,000	(8)	527,000	4,000	(7)	210,800	(7)
Mark D. Weisberger	6,000	—		28.80	2/28/2012	2,500	(3)	131,750
	8,667	4,333	(1)	36.10	2/24/2014	—		—	4,000	(5)	210,800	(5)
	3,334	6,666	(2)	48.09	3/1/2015	—		—	4,000	(6)	210,800	(6)
									4,000	(7)	210,800	(7)

(1)             Options granted on February 24, 2004 become exercisable in one-third annual increments beginning February 24, 2005.

(2)             Options granted on March 1, 2005 become exercisable in one-third annual increments beginning March 1, 2006.

(3)             Restricted Shares vest on March 1, 2009.

(4)             Restricted Shares vest in one-third annual increments beginning March 1, 2009.

(5)             Reflects the targeted share amount for this award of LTIP Performance Shares. Payouts are earned for achieving specified business objectives for total shareholder return relative to an index of peer companies and aggregate net cash flow from operations, over a three year period beginning January 1, 2004 and ending December 31, 2006 (the “Performance Period”). In order to reach the minimum threshold for payouts, the Company’s relative total shareholder return for the Performance Period must be at or above the 35th percentile, as compared to the peer index, or the Company’s cumulative aggregate net cash flow from operations for the Performance Period must be equal to or greater than $140,000,000. In order to reach the maximum payout, the Company’s relative total shareholder return for the performance period must be at or above the 65th percentile, as compared to the peer index, and the Company’s cumulative aggregate net cash flow from operations for the three year period must be equal to or greater than $190,000,000.

After the Performance Period, one-half of the earned units will be paid in cash. The cash value for each such unit will be equal to the average closing price of one share of the Company’s common stock on the last day of the Performance Period. The balance of the earned units will be paid in an equivalent number of shares of the Company’s common stock. In addition, any dividends declared on the Company’s Common Stock during the Performance Period shall be deemed to have been reinvested in additional shares of the Company’s Common Stock as of the date of the dividend payment and such shares will be paid to the participants after the Performance Period. Market value is determined by multiplying the targeted share amount by $52.70 per share (the closing price of the Company’s stock on the New York Stock Exchange on December 29, 2006).

(6)             Reflects the targeted share amount for this award of LTIP Performance Shares. Payouts are earned for achieving specified business objectives for total shareholder return relative to an index of peer companies and aggregate net cash flow from operations, over a three year period beginning January 1, 2005 and ending December 31, 2007 (the “Performance Period”). In order to reach the minimum threshold for payouts, the Company’s relative total shareholder return for the Performance Period must be at or above the 35th percentile, as compared to the peer index, or the Company’s cumulative aggregate net cash flow from operations for the Performance Period must be equal to or greater than $150,000,000. In order to reach the maximum payout, the Company’s relative total shareholder return for the performance period must be at or above the 65th percentile, as compared to the peer index, and the Company’s cumulative aggregate net cash flow from operations for the three year period must be equal to or greater than $200,000,000.

After the Performance Period, one-half of the earned units will be paid in cash. The cash value for each such unit will be equal to the average closing price of one share of the Company’s common stock on the last day of the Performance Period. The balance of the earned units will be paid in an equivalent number of shares of the Company’s common stock. In addition, any dividends declared on the Company’s Common Stock during the Performance Period shall be deemed to have been reinvested in additional shares of the Company’s Common Stock as of the date of the dividend payment and such shares will be paid to the participants after the Performance Period. Market value is determined by multiplying the targeted share amount by $52.70 per share (the closing price of the Company’s stock on the New York Stock Exchange on December 29, 2006).

(7)             Reflects the targeted share amount for this award of LTIP Performance Shares. Payouts are earned for achieving specified business objectives for total shareholder return relative to an index of peer companies and aggregate net cash flow from operations, over a three year period beginning January 1, 2006 and ending December 31, 2008 (the “Performance Period”). In order to reach the minimum threshold for payouts, the Company’s relative total shareholder return for the Performance Period must be at or above the 35th percentile, as compared to the peer index, or the Company’s cumulative aggregate net cash flow from operations for the Performance Period must be equal to or greater than $155,000,000. In order to reach the maximum payout, the Company’s relative total shareholder return for the performance period must be at or above the 65th percentile, as compared to the peer index, and the Company’s cumulative aggregate net cash flow from operations for the three year period must be equal to or greater than $205,000,000.

After the Performance Period, one-half of the earned units will be paid in cash. The cash value for each such unit will be equal to the average closing price of one share of the Company’s common stock on the last day of the Performance Period. The balance of the earned units will be paid in an equivalent number of shares of the Company’s common stock. In addition, any dividends declared on the Company’s Common Stock during the Performance Period shall be deemed to have been reinvested in additional shares of the Company’s Common Stock as of the date of the dividend payment and such shares will be paid to the participants after the Performance Period. Market value is determined by multiplying the targeted share amount by $52.70 per share (the closing price of the Company’s stock on the New York Stock Exchange on December 29, 2006).

(8)             Restricted Shares vest on September 5, 2009.

Option Exercises and Stock Vested

The following table provides information on stock option exercises and vesting of stock awards by the Named Executives during fiscal year 2006.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Julia A. Stewart	50,000	1,237,650	—	—
Richard C. Celio	—	—	—	—
Thomas G. Conforti	—	—	—	—
Dennis R. Farrow	—	—	—	—
Mark D. Weisberger	14,833	340,851	—	—

Non-qualified Deferred Compensation

Pursuant to the IHOP Corp. Deferred Compensation Plan for Deferrals after 2004 (the “DCP”) certain highly compensated employees and members of the Board of Directors can elect to defer up to 90% of their salary and up to 100% of annual bonus, commissions, long-term incentive plan distributions and director fees instead of receiving these amounts as payments taxable in the year of receipt. The Company does not make contributions to the DCP.

Under the DCP, participants may designate select investment options approved by the Committee administering the DCP in which the deferred compensation payments are deemed to be invested. With the exception of the Company’s stock, these investment options are not publicly traded and are only available through variable insurance products. Participants have no ownership interest in the investment options they select, as the investment options are used principally to measure gains or losses. Investment experience is credited to the participant’s accounts daily, net of all investment option related expenses. There is no guaranteed investment return on any deferred payment amounts. Participants may change investment allocation elections as often as daily.

The unfunded, non-qualified plan structure of the DCP is required in order to preserve the beneficial tax deferral treatment for the participants. Amounts in a participant’s deferral account represent unsecured claims against the Company’s assets.

Deferred amounts together with any credited investment returns are paid out to participants in accordance with their advance written election either in a lump sum or in installments commencing at a specified date during the participant’s employment or upon termination of employment.

The following table provides information regarding aggregate contributions made by each of the Named Executives participating in the DCP during the last fiscal year, aggregate interest or other earnings accrued during the last fiscal year, the aggregate dollar amount of withdrawals and the Aggregate Account Balance at year end.

Name	Executive Contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ Distributions ($)	Aggregate balance at last FYE ($)
Julia A. Stewart	—	—	—	—	—
Richard C. Celio	—	—	—	—	—
Thomas G. Conforti	—	—	—	—	—
Dennis R. Farrow	54,615	—	465	—	55,080
Mark D. Weisberger	30,000	—	19,710	—	171,400

Potential Payments upon Termination or Change in Control

As noted above, we have entered into employment agreements with each of our named executive officers that require us to provide them compensation in the event of a termination of employment or a change in control of the Company.

Termination For Cause

All of the employment agreements provide that if the Named Executive is terminated for “Cause”, the executive officer will be entitled to receive only his/her base salary then in effect, pro rated to the date of termination. For purposes of all the employment agreements, “Cause” is defined as:  (1) the willful failure by the executive to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to him/her by the Board, which demand specifically identifies the manner in which the Board believes that he or she has not substantially performed his/her duties; (2) the executive’s willful misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or (3) the executive’s commission of such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his/her duties. For purposes of subsection (2), no act, or failure to act, on the Named Executive’s part shall be deemed “willful” unless done, or omitted to be done, by him or her not in good faith and without the reasonable belief that his action or omission was in the best interest of the Company.

Termination Without Cause

All of the employment agreements provide that if the Named Executive’s employment is terminated by the Company without Cause, the Named Executive will be entitled to a severance package consisting of the following:

•       a lump sum payment equal to his or her full base salary through the date of termination at the rate in effect at the time notice of termination is given;

•       in the case of death or a voluntary termination (as such term is used in the employment agreements) all salary and bonus payments that would have been payable for the remaining term of his or her employment agreement or in all other cases, all salary and bonus payments that would have been payable had the Named Executive continued to be employed for a period of 12 months, assuming for the purpose of such payments that his/her salary for such remaining period is equal to his/her salary at the date of termination and that his/her annual bonus for such remaining term is equal to the average of the annual bonuses paid to him/her by the Company with respect to the three fiscal years ended immediately prior to the fiscal year in which the date of termination occurs;

•       all other amounts to which he/she is entitled under any compensation plan of the Company, in cash in a lump sum no later than the 15th day following the date of termination;

•       for a 12-month period after the date of termination, the Company shall arrange to provide the Named Executive with life, disability, accident and health insurance benefits substantially similar to those which the Named Executive and his or her covered family members are receiving immediately prior to the notice of termination.

Termination Without Cause or Termination for Good Reason following a Change in Control

All of the employment agreements provide that if, following a Change in Control, the Named Executive’s employment is terminated without Cause or the Named Executive terminates his or her employment for “Good Reason,” the Named Executive will be entitled to a severance package consisting of the following:

•       his or her full base salary through the date of termination at the rate in effect at the time notice of termination is given;

•       in the case of death or a voluntary termination (as such term is used in the employment agreements) all salary and bonus payments that would have been payable for the remaining term of his or her employment agreement, or in all other cases, all salary and bonus payments that would have been payable to the Named Executive had the Named Executive continued to be employed for a period of 24 months, assuming for the purpose of such payments that his/her salary for such remaining period is equal to his/her salary at the date of termination and that his/her annual bonus for such remaining term is equal to the average of the annual bonuses paid to him/her by the Company with respect to the three fiscal years ended immediately prior to the fiscal year in which the date of termination occurs;

•       plus all other amounts to which he/she is entitled under any compensation plan of the Company, in cash in a lump sum no later than the 15th day following the date of termination;

•       for a 24-month period after the date of termination, the Company shall arrange to provide the Named Executive with life, disability, accident and health insurance benefits substantially similar to those which the Named Executive and his or her covered family members are receiving immediately prior to the notice of termination.

For purposes of all the employment agreements, “Good Reason” means the occurrence (without the executive’s express written consent) of any material breach of the employment agreement, including

•       the assignment to the Named Executive of any duties inconsistent with his/her status as a senior executive of the Company or a substantially adverse alteration in the nature or status of his/her responsibilities from those in effect immediately prior to a Change in Control;

•       a reduction by the Company in the Named Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time;

•       the relocation of the Company’s principal offices to a location outside Southern California or the Company’s requiring the Named Executive to be based anywhere other than the Company’s principal executive offices, except for required travel on the Company’s business to an extent substantially consistent with his/her normal business travel obligations;

•       the failure by the Company to pay to the Named Executive any portion of current compensation, or to pay any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven days of the date such compensation is due;

•       the failure by the Company to continue in effect any compensation plan in which the Named Executive participates immediately prior to the Change in Control which is material to the Named Executive’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Named Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Named Executive’s participation relative to other participants, as existed immediately prior to the Change in Control;

•       the failure by the Company to continue to provide the Named Executive with benefits substantially similar to those enjoyed by the Named Executive under any of the Company’s pension, life insurance, medical, health and accident, or disability plans in which the Named Executive was participating immediately prior to the Change in Control; or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Named Executive of any material fringe benefit enjoyed by the Named Executive immediately prior to the Change in Control;

•       any purported termination of the Named Executive’s employment which is not effected pursuant to a notice of termination satisfying the requirements of the employment agreement.

A “Change in Control” shall be deemed to have occurred if any one of the conditions following conditions occurs:

•       any “person” (as such term is used in Sections 14(d) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company; any trustee or other fiduciary holding securities under an employee benefit plan of the Company; or any Company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

•       during any period of two consecutive years individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

•       the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities; or

•       the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

The following table describes the potential payments to each Named Executive upon termination without Cause or, after a change in control of the Company, termination for Good Reason, if the event of termination occurred as of December 31, 2006:

	Termination without Cause			Termination for Good Reason after a Change in Control
Name	Cash Payment ($)	Acceleration of Vesting of Options and Stock Awards ($)	Benefits ($)	Cash Payment ($)	Acceleration of Vesting of Options and Stock Awards ($)	Benefits ($)
Julia A. Stewart	1,420,500.00	—	11,255.88	2,841,000	6,066,593	22,512
Richard C. Celio	475,591.33	—	19,257.60	953,183	966,938	38,515
Thomas G. Conforti	637,263.33	—	19,257.60	1,274,527	1,135,225	38,515
Dennis R. Farrow	562,500.00	—	19,257.60	1,125,000	210,800	38,515
Mark D. Weisberger	455,473.67	—	19,257.60	910,947	866,808	38,515

Director Compensation

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on our Board of Directors in 2006.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	All other compensation ($)(2)	Total ($)
H. Frederick Christie	43,000	61,440	900	105,340
Richard J. Dahl	52,500	61,440	900	114,840
Frank Edelstein	51,000	61,440	900	113,340
Michael S. Gordon	46,000	61,440	900	108,340
Larry Alan Kay	92,000	61,440	900	154,340
Caroline W. Nahas	42,000	61,440	900	104,340
Gilbert T. Ray	38,000	61,440	900	100,340
Patrick W. Rose	43,000	61,440	900	105,340

(1)          The compensation amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value of restricted stock awarded to each of the non-employee directors, computed in accordance with FAS No. 123(R).

(2)          Represents dividends paid in 2006 on the restricted stock reported in the column captioned “Stock Awards.”

Securities Authorized for Issuance under Equity Compensation Plans

The Company has two equity compensation plans pursuant to which options or rights may be granted: the IHOP Corp. 2001 Stock Incentive Plan and the IHOP Corp. 2005 Stock Incentive Plan for Non-Employee Directors. Each of the plans was approved by the Company’s shareholders. The following table sets forth certain information regarding these plans as of December 31, 2006.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity Compensation Plans approved by security holders	824,789	34.71	1,119,266
Equity Compensation Plans not approved by security holders	—	—	—
Total	824,789	34.71	1,119,266

Compensation Committee Interlocks and Insider Participation

As of December 31, 2006, the members of the Compensation Committee of the Board of Directors were Frank Edelstein (Chairman), Caroline W. Nahas and Patrick W. Rose. None of the Company’s executive officers or directors served on the board of directors of any entities whose directors or officers served on the Compensation Committee of the Board of Directors. No current or past executive officers of the Company serve on the Compensation Committee.

Report of the Audit Committee

The Audit Committee.   The Audit Committee is comprised of three non-employee directors, Richard J. Dahl (Chairman), Michael S. Gordon, and Larry Alan Kay. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the charter can be found at the Investor Info link on the Corporate Governance section of the Company’s web site, http://www.ihop.com, and is available in print to shareholders upon written request to Corporate Secretary, IHOP Corp., 450 N. Brand Boulevard, Glendale, CA 91203.

The Board of Directors has determined that:

•       each Audit Committee member is “independent” under the corporate governance listing standards of the NYSE and is “financially literate,” as defined by the NYSE;

•       the Audit Committee satisfies the “financial management expertise” standard, as required by the NYSE; and

•       Mr. Dahl is an “audit committee financial expert,” as defined by the SEC.

Management has the primary responsibility for the preparation of financial statements and the financial reporting process, including the system of internal controls over financial reporting. The Company’s independent registered public accounting firm for 2006, Ernst & Young LLP (“EY”), was responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee is responsible for assisting the Board in monitoring:

•       the integrity of the Company’s financial statements;

•       the Company’s compliance with legal and regulatory requirements;

•       the Company’s independent auditors’ qualifications and independence; and

•       the performance of the Company’s independent auditors and the Company’s internal audit function.

It is the Committee’s policy to review and approve in advance all proposed audit and non-audit services to be provided by the independent accountants.

During 2006, the Audit Committee met nine times and held separate discussions with management, the Company’s internal auditors and EY. The Audit Committee reviewed and discussed the Company’s interim financial information contained in each quarterly earnings announcement with the Company’s Chief Financial Officer, General Counsel, Controller and EY prior to public release. The Audit Committee reviewed the Company’s quarterly financial statements with management and EY.

Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee reviewed and discussed with management and EY the Company’s 2006 annual consolidated financial statements. The Committee has also discussed the following with EY:

•       the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), which include, among other items, matters related to the conduct of the audit of the Company’s annual consolidated financial statements;

•       the critical accounting policies and practices used in the preparation of the Company’s annual consolidated financial statements, alternative treatments of financial information within generally accepted accounting principles that EY discussed with management, the ramifications of using such alternative treatments, and the treatment preferred by EY; and

•       other written communications between EY and management.

In addition, the Audit Committee has received and reviewed the written disclosures and the letter from EY required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with EY that firm’s independence from the Company and management, including all relationships between EY and the Company.

The Audit Committee has considered whether the provision of non-audit services by EY in 2006 is compatible with maintaining the auditors’ independence and determined that the provision of non-audit services by EY is not incompatible with maintaining the auditors’ independence. The Audit Committee discussed with the Company’s internal auditors, EY and management the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and EY, with and without management present, to discuss the results of their respective audits, the evaluations of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee also discussed with EY whether there were any audit problems or difficulties, and management’s response. In addition, the Audit Committee monitored the Company’s compliance activities relating to the Sarbanes-Oxley Act of 2002.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

The Audit Committee also has recommended, subject to shareholder ratification, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

THIS REPORT IS SUBMITTED BY THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Richard J. Dahl
Michael S. Gordon
Larry Alan Kay

The following table sets forth information concerning the fees billed to the Company by Ernst & Young LLP for the fiscal years ended December 31, 2005 and 2006.

Fees Billed By Independent Accountants
For Fiscal Years Ended December 31, 2005 and December 31, 2006

Type of Fee	2005	2006
Audit Fees	$618,300	$571,438
Audit-Related Fees	$65,300	$65,450
Tax Fees	$152,700	$264,573
All Other Fees	—	$107,277
Total Fees	$836,300	$1,008,738

Audit Fees comprise fees for professional services necessary to perform an audit or review in accordance with the standards of the Public Company Accounting Oversight Board, including services rendered for the audit of the Company’s annual financial statements (including services incurred in rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of quarterly financial statements. Audit fees also include fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, attest services, consents, and review of documents filed with the SEC.

Audit-Related Fees comprise fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including the support of business acquisition and divestiture activities, independent assessment of controls related to outsourcing services, and review of retirement and other benefit-related programs.

Tax Fees comprise fees for tax compliance, tax planning, and tax advice.

All Other Fees consists of fees relating to audit and other non-tax services associated with the Company’s refinancing of certain debt.

It is the Audit Committee’s policy to review and approve in advance the Company’s independent auditor’s annual engagement letter, including the proposed fees contained therein, as well as all audit and permitted non-audit engagements and relationships between the Company and its independent auditors.

Proposal 2. Ratification of Selection of Independent Public Accountants

Ernst & Young LLP served as the Company’s independent public accountants for the year ended December 31, 2006 and the Audit Committee has unanimously selected Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. Representatives of Ernst & Young LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Unless otherwise indicated thereon, the persons named in the Proxy will vote all proxies in favor of ratifying the selection of Ernst & Young LLP as the Company’s independent public accountants. If shareholders do not ratify the appointment of Ernst & Young LLP, the selection of independent public accountants will be reconsidered by the Audit Committee.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

Proposals of Shareholders

No proposals of shareholders were received by the Company for presentation at the 2007 Annual Meeting. The Board of Directors will make provision for presentation of proposals of shareholders at the 2008 Annual Meeting provided such proposals are submitted by eligible shareholders who have complied with the Bylaws of the Company and the relevant regulations of the Securities and Exchange Commission. In order for any such proposals to be included in the proxy materials for consideration at the 2008 Annual Meeting, the proposal should be mailed to Corporate Secretary, IHOP Corp., 450 North Brand Boulevard, Glendale, California 91203, and must be received no later than December 15, 2007. Shareholders who intend to present a proposal at the 2008 Annual Meeting without inclusion of such proposal in the Company’s proxy materials are required to provide notice of such proposal to the Company no later than February 8,  2008. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Other Business

The management of the Company is not aware of any other matters to be brought before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of Proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

By Order of the Board of Directors,

Mark D. Weisberger
Secretary

IHOP CORP.

450 North Brand Boulevard • Glendale, California 91203

This Proxy/Voting Instruction Is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Michael S. Gordon, Larry Alan Kay and Julia A. Stewart as Proxies, each with the power to appoint his or her substitute, and hereby authorized them to represent and to vote, as designated below, all the shares of common stock of IHOP Corp. held of record by the undersigned at the close of business on March 12, 2007, at the Annual Meeting of Shareholders to be held on May 8, 2007, or any adjournment thereof.

This Proxy/Voting Instruction when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the nominees listed on the reverse and FOR Proposal 2. If you are a participant in the IHOP Corp. 401(k) Plan (the “Plan”) and some or all of your account under the Plan is invested in shares of IHOP Corp stock, this card also serves to direct Fidelity Management Trust Company as trustee of the Plan with respect to such shares. If you do not sign and return this card so that it is received by May 8, 2007, the shares credited to your account under the Plan will not be voted.

(continued and to be signed on the other side)

Address Change/Comments (mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. ELECTION OF DIRECTORS

FOR all nominees listed (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed	☐	2.	PROPOSAL TO APPROVE AND RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY.	FOR ☐	AGAINST ☐	ABSTAIN ☐

				3.	In their discretion the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

Nominees:
01	Frank Edelstein
02	Caroline W. Nahas
03	Gilbert T. Ray

I PLAN TO
INSTRUCTION: To withhold authority to vote for any individual nominee, (indicate that nominees’s name below):

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

	ATTEND THE MEETING	☐

Signature or Signatures, if held jointly	Dated	, 2007

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE
VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone
http://www.proxyvoting.com/ihp		1-866-540-5760
Use the Internet to vote your proxy,	OR	Use any touch-tone telephone to
Have your proxy card in hand when		vote your proxy. Have your proxy
you access the web site.		card in hand when you call.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.
To vote by mail, mark, sign, and date your proxy card
and return it in the enclosed postage-paid envelope.